FOR IMMEDIATE RELEASE

Contacts:

Tony Davis, +1-312-506-5600 or Bill Drehkoff, +1-312-506-5600

Linden Capital Partners Completes Acquisition of
Young Innovations, Inc.

St. Louis, MO, January 31, 2013 – Young Innovations, Inc. (“Young” or the “Company”) today announced the completion of its acquisition by affiliates of Linden Capital Partners (“Linden”) in an all-cash transaction valued at approximately $314 million.

As previously announced, the transaction was approved by Young shareholders at a special meeting of shareholders held January 30, 2013. Pursuant to the terms of the agreement and plan of merger, Young’s shareholders are entitled to receive $39.50 in cash, without interest, less any applicable withholding taxes, for each share of Young common stock owned by them. As a result of the acquisition, Young’s common stock will no longer be listed for trading on NASDAQ.

Shareholders of record will receive a letter of transmittal and instructions on how to surrender their shares of Young common stock in exchange for the merger consideration. Shareholders of record should wait to receive the letter of transmittal before surrendering their shares.

Robert W. Baird & Co. Incorporated served as financial advisor, and provided a fairness opinion, to the Board of Directors of Young in connection with the transaction. McDermott Will & Emery LLP served as legal advisors to Young in connection with the transaction. Kirkland & Ellis LLP served as legal counsel to Linden in connection with the transaction.

About Young Innovations, Inc.:

Young develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers. The Company's consumables product offering includes disposable and metal prophy angles, prophy cups and brushes, dental micro-applicators, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children's toothbrushes, and children's toothpastes. In addition, the Company offers a line of diagnostic products that includes panoramic X-ray machines and related supplies. The Company believes it is a leading U.S. manufacturer or distributor of prophy angles and cups, liquid surface disinfectants, dental micro-applicators and obturation units designed for warm, vertical condensation.

About Linden Capital Partners:

Linden Capital Partners is a Chicago-based private equity firm focused exclusively on leveraged buyouts in the healthcare and life science industries. Linden's strategy is based upon three elements: i) healthcare and life science industry specialization, ii) integrated private equity and operating expertise, and iii) strategic relationships with large corporations. Linden currently has investments in middle market platforms in the products, distribution, and services segments of healthcare.